EXHIBIT 10.1


                          THOMAS NELSON, INC.

                        DISCRETIONARY BONUS PLAN

                        I. PURPOSES OF THE PLAN

Section 1.01 Thomas Nelson, Inc. (the "Company") hereby establishes this Discretionary Bonus Plan ("Plan") as an incentive program pursuant to which discretionary or other retention-based bonuses may be awarded for one or more fiscal years in order to retain the services of those employees critical to the Company's financial success.

Section 1.02 The Company's compensation programs are designed to retain and motivate employees through the delivery of competitive cash compensation each year. Accordingly, the Committee (as herein defined) as plan administrator shall, with the assistance of the Company's management and such outside compensation specialists as the Committee may deem appropriate, establish a separate bonus pool to reward those employees who contribute significantly to the Company's performance. The bonus distribution will be targeted to those employees considered essential to the Company's continued financial success who would otherwise be vulnerable to competitor recruiting by offers of more attractive compensation.


                     II. ADMINISTRATION OF THE PLAN

Section 2.01 The Plan is hereby adopted by the Company's Compensation Committee (the "Committee") effective February 21, 2006. It shall be administered by the Committee.

Section 2.02 The Committee shall interpret the Plan and in connection therewith may adopt rules and regulations for administering the Plan. Decisions of the Committee shall be final and binding on all parties who have an interest in the Plan.


                      III. DISCRETIONARY BONUS POOL

Section 3.01 In determining the amount of any discretionary bonus payment, the Committee may consider objective factors such as Company performance or performance of a particular segment of the Company's business. In addition, the Committee may consider factors such as individual performance, responsibility and position with the Company, competitive compensation for like positions in the industry, and any other factors the Committee deems relevant. The bonus pool shall be in such dollar amount as the Committee deems appropriate and shall be distributed to selected employees as an incentive for them to remain in the Company's employ.


                    IV. DETERMINATION OF PARTICIPANTS

Section 4.01 Those individuals in the employ of the Company or any subsidiary who are significant contributors to the continued and future success of the Company's business shall be eligible to be selected to receive a distribution from one or more of the bonus pools established over the term of the Plan. The Company's Chief Executive Officer shall provide the Committee with recommendations as to the employees who should receive bonus awards under the Plan and the amount to be allocated to each designated employee. The Committee shall have authority to accept, modify or reject such recommendations. Alternatively, the Committee, in its sole discretion, may approve a pool of dollars to be allocated by the CEO among employees rather than specific amounts for each designated employee. The Committee may also recommend bonus payments under the Plan to the Company's Chief Executive Officer. The Committee shall have the ultimate discretion and authority to determine all participants and bonus amounts.


                         V. PAYMENT OF BONUS AWARDS

Section 5.01 The individual bonus awarded to each employee will be paid in two payments with 50% being paid on the last day of the fiscal year in which the bonus grant is made (or, in the discretion of the Committee, on the first day of the next fiscal year) and the balance paid on the following anniversary of the initial payment. A bonus award payment shall not be paid to any individual who does not continue in the Company's employ on a full-time basis through the bonus payment date. Accordingly, any remaining amount of bonus payable may be forfeited if the employee is not employed by the Company on a full-time basis prior to the full distribution of the award. Any payment to which an employee becomes entitled under the Plan shall be made in the form of a lump sum cash distribution, subject to the Company's collection of all applicable federal and state income and employment withholding taxes.

Section 5.02 Payments under the Plan will not be taken into account in determining any other benefits of the Company.


                           VI. GENERAL PROVISIONS

Section 6.01 The Committee may at any time amend, suspend or terminate the Plan. Neither the implementation of the Plan nor any amendment to the Plan shall require shareholder approval.

Section 6.02 No bonuses awarded under the Plan shall actually be funded, set aside or otherwise segregated prior to payment. The obligation to pay the bonuses awarded hereunder shall at all times be an unfunded and unsecured obligation of the Company.

Section 6.03 No Plan participant shall have the right to alienate, pledge or encumber his/her interest in any bonus award payment to which he/she may become entitled under the Plan, and such interest shall not (to the extent permitted by law) be subject in any way to the claims of the employee's creditors or to attachment, execution or other process of law.

Section 6.04 Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan shall be construed so as to grant any person the right to remain in the employ of the Company or its subsidiaries for any period of specific duration.